AMENDMENT TO AMENDED AND RESTATED
INVESTMENT COMPANY SERVICES AGREEMENT

THIS AMENDMENT, dated as of May 8, 2007 is made to the Amended and Restated Investment Company Services Agreement dated June 1, 2004 (the “Agreement”) between MATTHEWS INTERNATIONAL FUNDS (d/b/a Matthews Asian Funds), a Delaware statutory trust (the “Trust”) and PFPC Inc. (“PFPC”).

WITNESSETH

WHEREAS, PFPC provides the Trust with certain fund accounting, administration and transfer agent services pursuant to the terms of the Agreement; and

WHEREAS, the parties now seek to modify the terms of the Agreement as hereinafter set forth; and

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the Trust and PFPC agree that as of the date first referenced above, the Agreement shall be amended as follows:

1.  Paragraph 7 of the Agreement shall be deleted in its entirety and replaced with the following:

Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust, the Funds or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust, the Funds, or PFPC a competitive advantage over their competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.

Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party. The receiving party agrees that it shall only permit access to the Confidential Information to (a) those of its personnel who have a need to know and have been apprised of the confidential nature of the information and the requirement that all such information received remain confidential; (b) will be responsible to the protected party for any third party’s use and disclosure of the Confidential Information provided to such third party when acting as an agent, consultant or contractor for the receiving party; and (c) will use at least the same degree of care as it would use to protect its own Confidential Information of like importance, but in any case with no less than a reasonable degree of care,

2.  This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Agreement and related agreements, this Amendment shall control, but the Agreement and all related documents shall otherwise remain in fill force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

PFPC INC.	MATTHEWS INTERNATIONAL FUNDS

By: /s/ Martha E. Fox	By: /s/ John P. McGowan
Martha E. Fox	John P. McGowan
Vice President, Senior Director	Chief Operating Officer
PFPC Inc.
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